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                                                                Exhibit 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          U.S. OFFICE PRODUCTS COMPANY

                         AS AMENDED THROUGH APRIL 22, 1999

                                   ARTICLE ONE

          The name of the Corporation is: U.S. OFFICE PRODUCTS COMPANY.

                                   ARTICLE TWO

                  The address of the Corporation's registered office in the State of Delaware is 1209 Orange St., in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Trust Center.

                                  ARTICLE THREE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred Million Five Hundred Thousand (500,500,000) shares, of which Five Hundred Thousand (500,000) shares, designated as Preferred Stock, shall have a par value of One Tenth of One Cent ($.001) per share (the "Preferred Stock"), and Five Hundred Million (500,000,000) shares, designated as Common Stock, shall have a par value of One Tenth of One Cent ($.001) per share (the "Common Stock").

                  A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:



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                                PREFERRED STOCK


                  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Restated Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.


                  SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

                  1. DESIGNATION AND AMOUNT.

                  The shares of such series shall be designated as the Series A Non-Voting Participating Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be 73,350, which number may be increased or decreased by the Board of Directors without a vote of stockholders; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series A Preferred Stock.

                  2. VOTING RIGHTS. SERIES A PREFERRED STOCK.

                  (a) Except as expressly set forth herein or as otherwise required by law, the Series A Preferred Stock shall be non-voting, the holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporation action.

                  (b) To the extent that the Series A Preferred Stock is entitled to vote or required to consent as provided by law or as set forth herein, the Series A Preferred Stock shall have one hundred votes per share. The Series A Preferred Stock shall vote with the Common Stock (as hereinafter defined), as a single class, on the following matters:

                  i. mergers or consolidations with, or agreements to merge or consolidate with, any business, business organization or division thereof, or any other Person; or

                  ii. sales, leases or conveyances of all or substantially all of the Corporation's assets.

                  (c) The Corporation shall not, without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, (I) amend, alter or repeal (by merger, consolidation or otherwise) any provision of, or add any provision to, the Certificate of Incorporation, the By-Laws of the Corporation or this Certificate of Designation, if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, or
(II) undertake or agree to undertake any reorganization, compromise or arrangement, dissolution, winding-up, liquidation or similar transaction involving the Corporation, or the initiation of any proceeding therefor.

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                  3. DIVIDENDS.

                  In the event the Board of Directors of the Corporation shall declare a dividend or a distribution (whether of evidences of indebtedness of the Corporation, cash, assets or securities) payable upon the then outstanding shares of common stock of the Corporation, par value $.001 per share (the "Common Stock"), the Board of Directors shall declare at the same time a dividend or distribution, as the case may be, upon the then outstanding shares of Series A Preferred Stock, payable at the same time and in like kind as the dividend or distribution paid on the Common Stock, in an amount per share of Series A Preferred Stock equal to the amount that would have been payable on the number of shares of Common Stock into which each share of Series A Preferred Stock would have been converted if the Series A Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends; PROVIDED, THAT (i) in the case of dividends or distributions payable in shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, holders of Series A Preferred Stock may elect to receive all or a portion of the securities so payable in shares of, or options, warrants or other rights to acquire, Common Stock or Series A Preferred Stock or a combination thereof and (ii) if the dividends or distributions consist of other voting securities, the Corporation shall make available to each holder of Series A Preferred Stock, at such holder's request, dividends or distributions, as the case may be, consisting of non-voting securities which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the Series A Preferred Stock is convertible into Common Stock and holders of Series A Preferred Stock may elect to receive all or a portion of the dividend or distribution in the form of such non-voting securities, voting securities or a combination thereof.

                  4. LIQUIDATION.

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any share of any other class of stock of the Corporation, to be paid an amount equal to one dollar per share of Series A Preferred Stock. If the assets of the Corporation available for distribution to stockholders exceed such amounts, the holders of the Series A Preferred Stock shall share PARI PASSU (on an as converted basis) with the holders of the Common Stock in the remaining assets of the Corporation. For the purposes of this Section 4, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Corporation's property or assets to, or a consolidation or merger of the Corporation with, any other Person shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

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                  5. CONVERSION.

                  (a) CONVERSION OF SERIES A NON-VOTING COMMON STOCK. After the initial issuance thereof, each share of Series A Preferred Stock shall automatically convert without further action on the part of the holder thereof (an "AUTOMATIC CONVERSION") into one hundred shares of Common Stock upon any sale or transfer of such share of Series A Preferred Stock by the holder thereof to any Person who is not an Affiliate of such holder.

                  (b) CONVERSION PROCEDURES. From and after an Automatic Conversion, (A) each certificate formerly representing shares of Series A Preferred Stock which were con verted pursuant to such Automatic Conversion shall thereafter be deemed to represent the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted pursuant to such Automatic Conversion (and no holder shall thereafter have any rights in respect of such shares of Series A Preferred Stock) and (B) upon any surrender for transfer of any such certificate accompanied by a written notice certifying that an Automatic Conversion has occurred and specifying the number of shares so converted, the Corporation will issue and deliver a certificate or certificates representing the shares of Common Stock into which such shares of Series A Preferred Stock have been converted pursuant to such Automatic Conversion.

                  (c) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as may be issued upon conversion of all outstanding shares of Series A Preferred Stock not previously converted.

                  (d) CANCELLATION OF SHARES. All shares of Series A Preferred Stock which shall have been converted pursuant to this Section 5 shall be canceled and shall not be reissued as shares of Series A Preferred Stock.

                  6. STOCK SPLITS; ADJUSTMENTS.

                  If the Corporation shall in any manner subdivide (by reclassification, stock split, stock dividend or otherwise) or combine (by reclassification, reverse stock split or otherwise) the outstanding shares of Common Stock, then the outstanding shares of Series A Preferred Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

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                  If the Corporation shall be a party to any reorganization, reclassification or change of the Common Stock (including without limitation a merger, consolidation, statutory share exchange, or recapitalization of the Common Stock), in each case as a result of which all or substantially all of the Common Stock is converted into the right to receive different securities or other property (including cash), each share of Series A Preferred Stock which is not converted into the right to receive different securities or other property prior to such transaction shall thereafter be convertible into, in lieu of Common Stock, the kind and amount of different securities and other property (including cash) receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction. The Corporation shall not be a party to any such transaction unless the terms of such transaction are consistent with the provisions of this Section 6, and the Corporation shall not consent or agree to the occurrence of any such transaction until it has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock, that will contain provisions enabling the holders of the shares of Series A Preferred Stock that remain outstanding after such transaction to convert each such share into the consideration received by that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction. The provisions of this Section 6 shall similarly apply to successive such transactions.

                  7. REDEMPTION.

                  In no event and under no circumstances shall the Series A Preferred Stock be redeemed or redeemable.

                  8. NO CHARGE.

                  The issuance of certificates for shares of Common Stock upon conversion of shares of the Series A Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock converted.

                  9. DEFINITIONS.

                  As used herein, the following terms shall have the meanings shown below:

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                  (a) "AFFILIATE" shall mean with respect to any Person, any other person, directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the above definition, the term "control" (including with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  (b) "PERSON" or "PERSON" shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, a trust, a joint venture, an unincorporated organization or other entity or a government or any department or agency thereof.

                                 COMMON STOCK

                  1.       Dividends.

                  Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

                  2.       Liquidation.

                  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

                  3.       Voting Rights.

                  Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

                  4.       Reclassification

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                  As of 5:00 p.m., Eastern time, on the date on which this
Certificate of Amendment is filed with the Secretary of State of Delaware (the "Effective Time"), each four outstanding shares of common stock, $.001 per share ("Old Common Stock") shall thereupon be reclassified and changed into one share of common stock, par value $.001 per share ("New Common Stock"). Upon such Effective Time, each holder of Old Common Stock shall thereupon automatically be and become the holder of one share of New Common Stock for every four shares of Old Common Stock held by such holder prior thereto. Upon such Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. As soon as practicable after such Effective Time, stockholders as of the record date for the reclassification will be notified thereof and upon their delivery of their certificates of Old Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of New Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Old Common Stock. No scrip or fractional share certificate for New Common Stock will be issued in connection with this reverse stock split. All references elsewhere in the Amended and Restated Certificate of Incorporation to the "Common Stock" shall, after the Effective Time, refer to the New Common Stock.

                                  ARTICLE FIVE

                  1.       Board of Directors.

                  The Directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors. No director or class of directors may be removed from office by a vote of the stockholders at any time except for cause. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

                  2.       Vacancies.

                  Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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                  Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOUR applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE FIVE unless otherwise provided therein.

                  3.       Power to Make, Alter and Repeal By-laws.

                  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation.

                                   ARTICLE SIX

                  The Corporation reserves the right to amend, alter, change or repeal any provision in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

                                  ARTICLE SEVEN

                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE EIGHT

                  The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.

                                  ARTICLE NINE

                  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable

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jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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